UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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VISION-SCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
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Dear Stockholder:

I would like to extend a personal invitation for you to join us at our Annual Meeting of Stockholders at our offices at 40 Ramland Road South, Orangeburg, New York 10962 on September 8, 2011 at 10:00 a.m., local time, to consider and act upon the following matters:

(1)	To elect Katsumi Oneda and Dr. Bruce Polsky as Class II Directors, each to serve for a three-year term;

(2)	To ratify the selection of EisnerAmper LLP as our independent registered public accountants for the fiscal year ending March 31, 2012; and

(3)	To transact such other business as may properly come before the meeting or any adjournment.

We have provided you notice that the meeting notice and proxy materials are available to you via the Internet in accordance with the rules established by the Securities and Exchange Commission. We believe that this should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or prior to July 29, 2011, we will mail to our stockholders of record on July 15, 2011 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report on Form 10-K, and vote their shares. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

I hope to see you at the meeting.

/s/ Lewis C. Pell
Lewis C. Pell, Chairman

The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended March 31, 2011 are available at www.proxyvote.com.

VISION-SCIENCES, INC.
40 Ramland Road South,
Orangeburg, New York 10962

Notice of Annual Meeting of Stockholders
to be Held on September 8, 2011

The Annual Meeting of Stockholders of Vision-Sciences, Inc. will be held at its offices at 40 Ramland Road South, Orangeburg, New York 10962 on September 8, 2011 at 10:00 a.m., local time, to consider and act upon the following matters:

(1)	To elect Katsumi Oneda and Dr. Bruce Polsky as Class II Directors, each to serve for a three-year term;

(2)	To ratify the selection of EisnerAmper LLP as our independent registered public accountants for the fiscal year ending March 31, 2012; and

(3)	To transact such other business as may properly come before the meeting or any adjournment.

All stockholders are cordially invited to attend the Annual Meeting. Only those stockholders of record at the close of business on July 15, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 40 Ramland Road South, Orangeburg, New York 10962 by contacting our Corporate Secretary.

By Order of the Board of Directors,

/s/ Lewis C. Pell
Lewis C. Pell, Chairman
Orangeburg, New York
July 26, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET OR COMPLETE, DATE AND SIGN YOUR PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

VISION-SCIENCES, INC.
40 Ramland Road South
Orangeburg, New York 10962

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on September 8, 2011 at 10:00 a.m. Local Time

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Vision-Sciences, Inc. for use at its Annual Meeting of Stockholders (“Annual Meeting”) to be held on September 8, 2011 at 10:00 a.m. at its offices at 40 Ramland Road South, Orangeburg, New York 10962, and at any adjournment of that meeting.  All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Corporate Secretary or by voting in person at the Annual Meeting or by voting again on a later date by internet or telephone.

This Proxy Statement and the form of Proxy were first furnished or made available to stockholders on or about July 29, 2011.

Voting Securities and Votes Required

At the close of business on July 15, 2011, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 44,741,047 shares of our Common Stock, $0.01 par value per share (“Common Stock”), constituting all of our voting stock. Holders of Common Stock are entitled to one (1) vote per share.

The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting.  Shares of Common Stock represented in person or by proxy will be counted for purposes of determining whether a quorum exists at the Annual Meeting and will be voted in accordance with the voting specifications or, if none, in the manner specified in the proxy.

Shares held by stockholders who abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees who do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes for or against any such matter, but will be counted for purposes of establishing a quorum.  We encourage you to provide specific voting instructions to any organization that holds your shares of Common Stock in street name.

The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. Ratification of the appointment of the independent registered public accountants requires the affirmative vote of a majority of shares of Common Stock voting on the matter.

ALL PROXIES TIMELY RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder’s shares.

TABLE OF CONTENTS

Matters to be Considered at Annual Meeting	1

Proposal 1: Election of Directors	1

Proposal 2: Ratification of Selection of Independent Registered Public Accountants	3

Other Matters Before the Annual Meeting	4

Board Structure and Governance	4

Security Ownership of Certain Beneficial Owners and Management	7

Section 16(a) Beneficial Ownershiper Reporting Compliance	8

Director Compensation	8

Executive Compensation and Other Information	9

Named Executive Officer Compensation	13

Agreements and Other Related Party Transactions	15

Other Matters Related to this Proxy Statement	17

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms.

There are currently two Class II Directors, whose terms expire at the 2011 Annual Meeting of Stockholders, three Class III Directors, whose term expires at the 2012 Annual Meeting of Stockholders, and two Class I Directors, whose terms expire at the 2013 Annual Meeting of Stockholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal). Once elected at the 2011 Annual Meeting, the term for the Class II Directors will expire at the 2014 Annual Meeting of Stockholders (subject to the election of their successors and to their earlier death, resignation or removal).

The persons named in the proxy will vote for Katsumi Oneda and Dr. Bruce Polsky as Class II Directors, unless authority to vote for the election of either of them is withheld by marking the proxy to that effect.  Both directors have indicated their willingness to serve, if elected, but if either of them is unable or unwilling to stand for election, proxies may be voted for a substitute nominee or nominees designated by the Board of Directors.

Listed below are the names and certain information with respect to each of our directors, including the nominees for Class II Directors:

			First				Governance and
	Class of		Became a		Audit	Compensation	Nominating
Name	Director	Age	Director	Independent (1)	Committee (2)	Committee	Committee
Lewis C. Pell	I	68	1987
John J. Rydzewski	I	58	2009	x	x	x	x
Katsumi Oneda	II	73	1987	x
Dr. Bruce Polsky	II	57	2010	x			x
David W. Anderson	III	58	2005	x	x	x	x
Warren Bielke	III	64	2005
Lothar Koob	III	62	2009	x	x	x	x

(1)	All independent directors satisfy the definition of the listing standards of The NASDAQ Stock Market.
(2)	All Audit Committee members satisfy the SEC’s requirements for independence for Audit Committee members.

Nominees for Class II Directors: Three-Year Terms Ending in 2014

Katsumi Oneda is a co-founder of Vision-Sciences and was the Chairman of our Board of Directors from 1993 to 2005. From 1993 through 2003 he also served as our President and Chief Executive Officer. He served as Vice-Chairman of our Board from 1992 to 1993, as Honorary Chairman of our Board of Directors from 1991 to 1993 and as Chairman of our Board from 1990 to 1991. Mr. Oneda is a director of a private company.  Mr. Oneda’s decades-long experience in the field of endoscopy and device engineering, and his pivotal role in creating and furthering our technology make him well suited to serve on our Board.

Dr. Bruce Polsky is currently Chairman of the Department of Medicine, Chief of the Division of Infectious Diseases, Hospital Epidemiologist, and Medical Director of the Clinical Virology Laboratory at St. Luke's-Roosevelt Hospital Center in New York City. Dr. Polsky also serves as the John H. Keating Sr. Professor of Clinical Medicine at the College of Physicians and Surgeons of Columbia University. Prior to joining St. Luke's-Roosevelt in 1998, Dr. Polsky was Associate Professor of Medicine at Cornell University Medical College. Dr. Polsky is a graduate of the University of Michigan and the Wayne State University School of Medicine. His post-graduate training in Internal Medicine was at Montefiore Medical Center and the Albert Einstein College of Medicine in New York City. Dr. Polsky’s significant experience in the field of infectious diseases makes him a valuable resource and well-suited to serve on our Board and our Medical and Scientific Advisory Board.

THE BOARD RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES

Other Directors

Class III Directors: Continuing in Office until 2012

David W. Anderson has served as President, Chief Executive Officer and director of Gentis, Inc. since 2004. Prior to that, Mr. Anderson was the President, Chief Executive Officer and director of Sterilox Technologies, Inc. from 2000 to 2004. Mr. Anderson is a director of Photomedex Inc., Inion Ltd. and several private companies. Mr. Anderson serves on our Audit, Governance and Nominating, and Compensation Committees. Mr. Anderson’s experience as a senior executive and a board member in the health care fields, and his service as a director and on the audit and governance and nominating committees of public and private companies, makes him a valuable resource and well-suited to serve on our Board and our committees.

Warren Bielke currently serves as our Interim Chief Executive Officer.  From April 2009 to November 9, 2009 when he was appointed as Interim Chief Executive Officer, he provided consulting services to Vision-Sciences.  Prior to that, he served as a business consultant and an investor. He has served as President and Chief Executive Officer of Vertebral Technologies, Inc., a developer of spinal implants from 2005 to 2006. Prior to that, Mr. Bielke was self-employed as a consultant and investor with start-up businesses from 1999 to 2005. Mr. Bielke is a director of two other private companies.  See “Agreements with Directors and Names Officers” below.  With a degree in business administration, his long history in the medical device field, and his in-depth expertise in sales, marketing and management, Mr. Bielke is well-suited to serve on our board.

Lothar Koob has been a General Partner of Extera Partners LLC of Cambridge, MA, since 2007. Between 2001 and 2006, Mr. Koob was an Executive Vice President of Analogic Corporation (Analogic) of Peabody, MA. Prior to that, he was with Zeiss/Humphrey as its President of Worldwide Ophthalmic Systems Business and prior to that he spent 24 years in various positions at Siemens Medical where he also served as the General Manager of the MRI and Ultrasound worldwide business units. Mr. Koob is currently a director of XCounter AB, Nexstim Oy, Ultrasonix Medical and Helix Medical. In the past five years he has also been a director of BK Medical and Sky Computers, which are both subsidiaries of Analogic. Mr. Koob serves on our Audit, Governance and Nominating, and Compensation Committees. With a degree in electrical engineering, a background in medical device manufacturing and his membership on the boards and compensation and audit committees of a number of private companies, Mr. Koob is a valuable asset to our Board and our committees.

Class I Directors: Continuing in Office until 2013

Lewis C. Pell is a co-founder of Vision-Sciences and has been Chairman since 2005. Prior to that, Mr. Pell served as Vice-Chairman of our Board of Directors since 1992. Mr. Pell is a founder or co-founder and chairman and director of several other privately held medical device companies. We believe Mr. Pell’s extensive experience with Vision-Sciences and other companies in the medical device industry, particularly his experience serving as a founder and a member of the board of directors of numerous medical device companies, makes him exceptionally well-suited to continue to serve as a member of our Board.

John J. Rydzewski is a Managing Director of Christofferson, Robb & Co. where he has been responsible for life science investments since 2006. Mr. Rydzewski was previously a healthcare investment banker and a manager at Price, Waterhouse & Co.  He currently serves as Executive Chairman of Enumeral Biomedical Corp., Director of Fidelis Care New York, and Vice Chairman of RAND Health, the healthcare policy research unit of the RAND Corporation. He received both MBA and BS degrees from The Wharton School of the University of Pennsylvania and he obtained his C.P.A license in Missouri. Mr. Rydzewski serves on our Audit, Governance and Nominating, and Compensation Committees. We believe Mr. Rydzewski’s broad healthcare industry experience, professional training and educational background make him well-suited to continue to serve as a member of our Board and our committees.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected and recommends the firm of EisnerAmper LLP (“EisnerAmper”) as our independent registered public accountants for the current fiscal year. EisnerAmper has served as our independent registered public accountants since March 2010 and for the audit of our financial statements for the fiscal year ended March 31, 2011. Although stockholder approval of the selection of EisnerAmper is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

Representatives of EisnerAmper are expected to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from stockholders.

Change in Auditors

We dismissed BDO Seidman, LLP (our “Former Auditor”) as our independent registered public accounting firm, effective as of March 25, 2010, and engaged Amper, Politziner & Mattia, LLP (now EisnerAmper), as our new independent registered public accounting firm as of and for the year ended March 31, 2010. The change in independent registered public accounting firm was not the result of any disagreement with the Former Auditor.

The report of the Former Auditor on the Company's consolidated financial statements as of and for the years ended March 31, 2009 or March 31, 2008, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Audit Committee made the decision to change independent accountants, acting under authority delegated to it by the Board and in accordance with its Audit Committee Charter, and also recommended that the Board approve the change. The Board approved the change of independent accountants at its meeting on March 25, 2010.

During fiscal 2008 and 2009 and through March 25, 2010, there (i) were no disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Auditor, would have caused the Former Auditor to make reference to the subject matter of such disagreements in its reports on the financial statements for such years and (ii) were no reportable events of the kind in Item 304(a)(1)(v) of Regulation S-K.

Auditor Fees and Services

The following table shows the aggregate fees for professional services rendered by EisnerAmper for the fiscal years ended March 31, 2011 and 2010, except as expressly noted:

	Fiscal Year Ended March 31,
	2011	2010
Audit fees (1)	$121,500	$181,336
Audit-related fees (2)	10,500	10,903
Tax fees (3)	17,100	32,399
All other fees (4)	11,500	-
Total	$160,600	$224,638

(1)
Audit fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements, and services that are normally provided in connection with statutory audits required in regulatory filings. Audit fees for fiscal 2010 include $40,000 of fees for transition services and audit opinion consent by BDO USA, LLP (formerly BDO Seidman, LLP; “BDO USA”) in connection with the change in our auditors during fiscal year 2010.

(2)	Audit-related fees are for auditing our 401(k) plan.
(3)	Tax fees consist of fees for professional services rendered for assistance with federal and state tax compliance and sales tax advisory fees.
(4)	All other fees consist of fees for registration statement consents by EisnerAmper and BDO USA.

The Audit Committee of our Board chooses and engages our independent registered public accountants to audit our financial statements. In April 2004, our Audit Committee adopted a policy requiring management to obtain the Audit Committee’s approval before engaging our independent registered public accountants to provide any audit or permitted non-audit services to us or our subsidiaries. This policy, which is designed to assure that such engagements do not impair the independence of our independent registered public accountants, requires the Audit Committee to pre-approve annually various audit and non-audit services that may be performed by our independent registered public accountants.

Our Chief Financial Officer & Executive Vice President, Corporate Development reviews all management requests to engage our independent registered public accountants to provide services and approves the request if the requested services are of the type pre-approved by the Audit Committee. We inform the Audit Committee of these approvals at least quarterly. Services of the type not pre-approved by the Audit Committee require pre-approval by the Audit Committee on a case-by-case basis, subject to exceptions permitted by law. The Audit Committee is not permitted to approve the engagement of our independent registered public accountants for any services that fall into a category of services that is not permitted by applicable law or if the services would be inconsistent with maintaining the registered public accountant’s independence. All of the services performed by the independent registered public accountants in fiscal 2011 were pre-approved by the Audit Committee and, thus, we did not rely on any such exception to the pre-approved requirements.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF EISNERAMPER

OTHER MATTERS BEFORE THE ANNUAL MEETING

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

BOARD STRUCTURE AND GOVERNANCE

Leadership Structure

Since 2005, we have had separate individuals serving as Chairman of the Board and as Chief Executive Officer (“CEO”) and currently, Interim CEO. The Interim CEO is responsible for managing the day-to-day leadership and performance of the Company, while the Chairman and the Board provides guidance to the Interim CEO. The Chairman leads and manages the Board and presides over meetings of the full Board. We believe this structure strengthens the role of the board in fulfilling its oversight responsibility and fiduciary duties to our shareholders while recognizing the day-to-day management direction of the Company by our Interim CEO.

Our Board selects our executive officers generally on an annual basis or at such other times as the Board may determine, and serve at the Board’s discretion. No family relationship exists among any of our executive officers or directors.

The Board of Directors met six times during fiscal 2011. All members of the Board of Directors who then served attended the last Annual Meeting on September 2, 2010 in person and all are expected to attend the 2011 Annual Meeting in person. With the exception of Dr. Polsky (who was not a member of our Board until December 2010) and Mr. Oneda, no incumbent member of the Board attended fewer than 75% of the aggregate meetings of the Board and committees of the Board for which he serves.

Audit Committee

We have a standing Audit Committee of the Board of Directors in accordance with the Securities Exchange Act.  The purpose of the Audit Committee is to review our audited financial statements with management, review our independent registered public accountants’ performance in the annual audit, review audit fees, review fees for the preparation of our tax returns, discuss our internal accounting control policies and procedures and consider and appoint our independent registered public accountants.

The current members of the Audit Committee are Messrs. Anderson, Koob, and Rydzewski, and each such member is “independent” under the listing standards of The NASDAQ Stock Market and the SEC’s requirements for Audit Committee members. Mr. Anderson is chairman of the Audit Committee and has been recognized by and designated as the “audit committee financial expert”.

The Audit Committee met four times during fiscal 2011. The Audit Committee Charter is available on our website at www.visionsciences.com/investors.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for fiscal 2011. The Audit Committee has discussed with EisnerAmper the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee has also received the written disclosures and the letter from EisnerAmper as required by the PCAOB in Rule 3526 regarding EisnerAmper’s communications with the Audit Committee concerning its independence and has discussed with EisnerAmper its independence. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for fiscal 2011, for filing with the SEC.

AUDIT COMMITTEE
David W. Anderson, Chairman
Lothar Koob
John J. Rydzewski

Compensation Committee

We have a standing Compensation Committee of the Board of Directors. The purpose of the Compensation Committee is to assist the Board of Directors in the discharge of its responsibilities with respect to employee compensation including the adoption, periodic review and oversight of the Company’s compensation strategy, policies and plans.  The Compensation Committee administers our 2000 and 2007 Stock Incentive Plans and our 2003 Director Plan (the “Plans”) and authorizes option grants under the Plans to our employees. In fiscal 2011, and for the annual reviews of our executive officers effective April 2011, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee.

The Compensation Committee meets in executive session. The Compensation Committee, on occasion, invites members of management and outside advisors to participate in Compensation Committee meetings in order to provide financial or other information useful to the performance of its responsibilities. The Committee did not utilize the services of any compensation consultants during the preceding two fiscal years.

The Interim CEO may not participate in, or be present during, any deliberations of the Compensation Committee regarding his compensation or individual performance objectives.  The Interim CEO recommends salaries, bonuses, and stock option grants for the Company’s executive officers. The Compensation Committee reviews these recommendations and independently determines the compensation for such officers. The Compensation Committee also approves company-wide pay increases and discretionary compensation that may be allocated to non-executive employees by management.

A description of the Compensation Committee’s determination of executive compensation is included in the Executive Compensation and Other Information section of this Proxy Statement.

The current members of the Compensation Committee are Messrs. Anderson, Koob, and Rydzewski, and each such member is “independent” under the listing standards of The NASDAQ Stock Market. Mr. Rydzewski is chairman of the Compensation Committee.

The Compensation Committee met 11 times during fiscal 2011. The Compensation Committee Charter is available on our website at www.visionsciences.com/investors.

Compensation Committee Review

The Compensation Committee has reviewed and discussed the executive compensation information contained in this proxy statement and recommended to the Board of Directors that such information be included in this proxy statement and incorporated into the annual report on Form 10-K for the fiscal year end March 31, 2011.

COMPENSATION COMMITTEE
John J. Rydzewski, Chairman
David W. Anderson
Lothar Koob

Governance and Nominating Committee

We have a standing Governance and Nominating Committee of the Board of Directors. The purpose of the Governance and Nominating Committee is to oversee all aspects of the corporate governance functions, including acting as an independent committee evaluating transactions between the Company and its Board members and officers; assist the Board by identifying individuals qualified to become Board members, and to recommend for selection by the Board the Director nominees to stand for election at the next annual meeting of the Company’s shareholders and recommend to the Board Director nominees for each committee of the Board (other than this Committee).

When reviewing related party transactions the Governance and Nominating Committee considers all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) opportunity costs of alternate transactions, and (4) the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. It only approves or ratifies a related person transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of our company and stockholders. No related person transactions will be consummated without the approval or ratification of our Governance and Nominating Committee and the disinterested members of the Board.  It is our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.

The Governance and Nominating Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be the most effective, in conjunction with the other directors, in collectively serving the long-term interests of the stockholders. To this end, the Governance and Nominating Committee seeks director nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education and broad-based business acumen. The Governance and Nominating Committee also will consider any other factor that it deems relevant in selecting individuals as director nominees.  The Governance and Nominating Committee will consider candidates recommended by our stockholders and does not use different standards to evaluate nominees depending on whether they are proposed by the our directors and management or by our stockholders.

The Governance and Nominating Committee met on October 20, 2010, and recommended to the Board that it elect Dr. Polsky to the Board as a Class II director to fill the available director position and be appointed to the Governance and Nominating Committee. The Board accepted the recommendation. The Committee acted by written consent on July 8, 2011 and recommended that Mr. Oneda and Dr. Polsky to be nominated as Class II directors, to be elected to the Board by the stockholders of the Company at the Company’s meeting of stockholders on September 8, 2010.

The current members of the Governance and Nominating Committee are Messrs. Anderson, Koob, Polsky, and Rydzewski, and each such member is “independent” under the listing standards of The NASDAQ Stock Market. Mr. Koob is chairman of this committee.

The Governance and Nominating Committee met five times during fiscal 2011. The Governance and Nominating Committee Charter is available on our website at www.visionsciences.com/investors

GOVERNANCE AND NOMINATING COMMITTEE
Lothar Koob, Chairman
David W. Anderson
Dr. Bruce Polsky
John J. Rydzewski

Medical and Scientific Advisory Board

In fiscal 2011, a Medical and Scientific Advisory Board (“MSAB”) was created to advise and make non-binding recommendations to our Board and executive management with respect to matters within the areas of experience and expertise of the members of the MSAB.  The MSAB will include non-directors who are medical doctors or science professionals, is advisory in nature, and will not have the authority to bind the Board or the Company.

Dr. Polsky is chairman of the Medical and Scientific Advisory Board. As of March 31, 2011, there are no other members of this Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees and those of our subsidiaries, including our principal executive officer, the principal financial and accounting officer, the corporate controller, and other officers of the Company or our subsidiaries. We require all employees, including our officers, to read and to adhere to the Code of Ethics in discharging their work-related responsibilities. Our compliance and ethics program involves the administration of, training regarding and enforcement of the Code of Ethics and is under the direction of our Chief Financial Officer and Executive Vice President, Corporate Development. Employees are expected to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. Our Code of Ethics, as amended, is posted on our website under Corporate Governance in the Investors tab, at http://ir.visionsciences.com/governance.cfm, and we intend to disclose any future amendments to, or waivers granted to our executive officers from a provision to the Code of Ethics, on our website.

Stockholder Recommendations and Communications

We have an unwritten policy with regard to stockholder recommendations. Stockholders may recommend candidates for the Board by writing Vision-Sciences, Inc., Attn: Corporate Secretary, 40 Ramland Road South, Orangeburg, New York 10962. All stockholder recommendations that are received will be submitted to the Governance and Nominating Committee for review and consideration. Nominations of directors by stockholders will be considered and reviewed by the Governance and Nominating Committee, which will determine whether these nominations should be presented to the Board. Candidates are required to have the minimum qualifications described above that the Governance and Nominating Committee uses in its director recommendations.

Stockholders may send communications to the Board or to one or more individual directors at any time. Stockholders should direct their communication to the Board or to the individual director(s), in care of our Corporate Secretary at our principal offices, 40 Ramland Road South, Orangeburg, New York 10962. Any stockholder communications that are addressed to the Board or specified individual directors will be delivered by our Corporate Secretary to the Board or such specified individual directors.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information, as of July 15, 2011 (unless otherwise indicated below), with respect to the beneficial ownership of our common stock by: (i) each current director, each person serving as director during our fiscal year ended March 31, 2011 (whether or not a current director) and each director nominee; (ii) each current executive officer named in the Summary Compensation Table of this proxy statement; and (iii) all current executive officers and directors as a group.

	Amount and		Current
	Nature of	Percent of	Options and
Name of Beneficial Owner (1)	Beneficial Owner (2)	Class (3)	Warrants
David W. Anderson (4)	42,000	*%	42,000
Warren Bielke (5)(6)	922,938	2.0	832,000
Lothar Koob (4)	30,000	*	30,000
Mark S. Landman (5)(6)	238,601	*	198,884
Katsumi Oneda (7)	8,311,597	17.8%	34,000
Jitendra Patel (5)(6)	145,839	*	113,448
Lewis C. Pell (8)	9,305,552	19.9%	651,515
Dr. Bruce Polsky	-	*	-
John J. Rydzewski (5)	52,500	*	30,000
Katherine L. Wolf (6)	354,034	*	312,458
Ron Hadani (4)(9)	2,008,967	4.3%	2,008,967
All current directors and executive officers,
as a group 10 persons (10)	19,403,061	41.5%	2,244,305

*	Less than 1% of the shares of Common Stock outstanding
(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.
(2)
The number of shares of Common Stock beneficially owned by each director, nominee for director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

(3)
The number of shares deemed outstanding includes 44,741,047 shares outstanding as of July 15, 2011, and any shares subject to stock options and warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days thereafter.

(4)	All shares are subject to stock options currently exercisable or exercisable within 60 days after July 15, 2011.
(5)	Includes shares held of record and beneficially owned by the respective individual as of July 15, 2011.
(6)
Includes restricted stock awards granted under the performance plan (as described in the Executive Compensation and Other Information section below) to Mr. Bielke (69,293 shares), Mr. Landman (27,717 shares), Mr. Patel (23,641 shares), and Ms. Wolf (41,576 shares). The restricted stock awards are subject to certain performance and time restrictions.

(7)	Includes 37,500 shares and 47,500 shares held of record and beneficially owned by Mr. Oneda’s son and daughter, respectively; Mr. Oneda disclaims beneficial ownership of these shares.
(8)
Includes 50,000 shares and 386,014 shares held of record and beneficially owned by Mr. Pell’s wife and children, respectively, and 2,400 shares held by Mr. Pell’s bother’s family; Mr. Pell disclaims beneficial ownership of these shares. Also includes exercisable warrants to purchase 272,727 shares of our common stock at $1.375 per share and 378,788 shares at $1.65 per share.

(9)
Mr. Hadani resigned as a member of our Board and as President and CEO effective November 9, 2009. Pursuant to the terms of the separation agreement, his time to exercise his vested stock options was extended to November 9, 2012.

(10)
Includes, as to all current directors and executive officers as a group, 2,244,305 shares subject to stock options and warrants that are currently exercisable or exercisable within 60 days after July 15, 2011, and 523,414 shares for which certain individuals have disclaimed beneficial ownership, as set forth in the above footnotes.

Stock Ownership of Certain Stockholders

As of July 15, 2011, we do not have any person who is known by us that have a beneficial ownership of more than 5% of the outstanding shares of our Common Stock, other than as reflected on the Stock Ownership of Directors and Officers above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our Common Stock, file with the Securities and Exchange Commission reports of initial ownership of our Common Stock and subsequent changes in that ownership and furnish to us copies of all forms they file pursuant to Section 16(a). Based solely on a review of Forms 3, 4, and 5 furnished to us in fiscal 2011, any written representations from reporting persons or copies of the reports that they have filed with the SEC, we believe all Section 16(a) filing requirements were timely made in the fiscal year ended March 31, 2011, except several reports on Form 4, for a single transaction covering the grant of restricted stock awards, were not timely filed for Messrs. Bielke, Landman, and Patel and Ms. Wolf. These reports have now been filed.

           DIRECTOR COMPENSATION

The following table sets forth certain information concerning the compensation of our Directors for the fiscal year ended March 31, 2011:

	Fees Earned			Outstanding
	or Paid	Option		Options as of
Name	in Cash	Awards (1)	Total	March 31, 2011
David Anderson (2)	$19,000	$11,004	$30,004	42,000
Warren Bielke (3)	-	-	-	632,000
Lothar Koob (2)	18,000	11,004	29,004	30,000
Katsumi Oneda (2)	6,000	11,004	17,004	34,000
Lewis C. Pell (4)	-	-	-	-
Dr. Bruce Polsky (2)	5,500	10,370	15,870	10,000
John J. Rydzewski (2)	19,000	11,004	30,004	30,000
Total	$67,500	$54,386	$121,886	778,000

(1)
Based on the grant date fair value of the option awards granted in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 718 (Topic 718, Compensation – Stock Compensation), excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 9. Stock-Based Awards to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

(2)
Messrs. Anderson, Koob, Oneda, Polsky, and Rydzewski received director’s fees payable in connection with their attendance at telephonic and in-person meetings of the board and various committees. The amounts in the table do not include reimbursements for certain company-related travel and entertainment expenses.

(3)
Since Mr. Bielke was appointed as Interim CEO in November 2009, he does not receive separate compensation in his capacity as a member of our Board, with the exception of reimbursement of company-related travel and entertainment expenses. Please refer to the “Summary Compensation Table” below for disclosure of his compensation as our Interim CEO.

(4)
Mr. Pell is an employee of the Company and received $28,275 in salary. He does not receive separate compensation in his capacity as a member of our Board, with the exception of reimbursement of company-related travel and entertainment expenses.

The 2003 Director Stock Option Plan (as amended, the “2003 Director Plan”) provides for the grant of non-statutory stock options (collectively “Director Options”) to our directors who are not our employees or any of our subsidiaries (collectively “Outside Directors”).  No discretionary options or other awards can be granted under the 2003 Director Plan; rather, Director Options to purchase 10,000 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations or other similar changes in capitalization) are granted automatically (i) to each person who becomes an Outside Director after the date the 2003 Director Plan was approved by our stockholders and (ii) to each Outside Director on each date on which our annual meeting of the stockholders held, provided that such Outside Director does not then hold any options under the 1993 Director Option Plan that have not vested as of such date.

The exercise price per share of any Director Option is the fair market value of one share of Common Stock on the date of grant. While our stock is listed on a national securities exchange or other nationally recognized trading system such as the NASDAQ Stock Market, this will be the closing price per share of the our Common Stock on the trading day of the Annual Stockholders Meeting. Each Director Option is fully vested and exercisable in full on the date of grant. Director Options are exercisable until the tenth anniversary of the date of grant.

During our fiscal year 2011, each Outside Director received the following fees for attendance at meetings:

●	$2,000 for attendance at each in-person meeting of the Board;
●	$1,000 for attendance at telephonic meetings of the Board;
●	$750 for attendance at each Audit Committee meeting; and
●	$500 for attendance at each Governance and Nominating Committee meeting and each Compensation Committee meeting.

Effective starting our fiscal year 2012, the Compensation Committee proposed, and the full Board approved, a revision to the Outside Director compensation plans, as follows: We will pay our Outside Directors, excluding Mr. Oneda, an annual flat Outside Director’s fee of $20,000 per year, payable in advance quarterly installments. In addition, each Committee Chairman (Audit, Compensation, Governance and Nominating, and Medical Advisory Board) will receive an annual fee of $4,000, payable in advance quarterly installments. Each Board member will continue to be reimbursed for his expenses, consistent with current practices. These fees are in lieu of all other per-meeting fees. In addition, under the 2007 Stock Incentive Plan, the Board approved the issuance of 10,000 restricted shares of our stock to each Outside Director, to vest in quarters over the year of grant.  These restricted shares will be be issued on the date of each Annual Stockholders Meeting and are in lieu of the annual meeting options grant provided for under the 2003 Director Plan.

           EXECUTIVE COMPENSATION AND OTHER INFORMATION

Overview – Compensation Objectives and Philosophy

The Compensation Committee is responsible for establishing and administering compensation for the Company’s executive officers, including our Interim CEO, and exercising oversight of compensation practices for all employees including strategies for attracting, developing and motivating employees.

The Compensation Committee considers its primary goal to be designing and implementing equitable and cost-effective compensation programs that link corporate strategy and goals to compensation plans. In this regard, there are four primary considerations impacting compensation decisions:  (i) driving sustainable Company growth; (ii) progressively improving our operating and financial performance; (iii) fostering an innovative and entrepreneurial corporate culture; and (iv) delivering superior investment returns to our stockholders.

Key factors that the Compensation Committee examines when designing compensation programs include the compensation practices at peer companies and the competitiveness of our programs in the market.  We have determined that our Company’s executive compensation practices should place a greater emphasis on corporate performance rather than individual performance. Accordingly, our executive compensation is designed to motivate executives by aligning a substantial portion of their compensation with the achievement of corporate goals.

We design, develop, manufacture and market technologically advanced endoscopic products.  In recent years we have incurred substantial net losses resulting from significant investment in new product technologies and systems that have enabled us to remain a technology leader.   In the future, we expect our net losses to reduce as market introductions of newly developed products accelerate.  Accordingly, in the fiscal year 2010, the Compensation Committee formalized an incentive bonus program reflecting the Company’s product commercialization targets as described more fully below.

Review of Relevant Compensation Data

We consider market pressures and compensation practices at a peer group of companies when administering executive compensation.  In order to assess the competitiveness of our executive compensation practices, the Compensation Committee compared our fiscal 2011 executive officer compensation against the compensation provided to executives in comparable positions at peer companies.

The peer group examined by the Compensation Committee includes medical technology companies that are comparable to us in size or business life-cycle stage and with whom we believe we compete for investor capital. These companies are:  Atricure; BG Medicine; Biolase Technology; Cardica; CardioNet; Cardiovascular Systems; Cutera; Cynosure; Hansen Medical; LeMaitre Vascular; RTI Biologics; Spectranetics; STAAR Surgical; Stereotaxis; and Vascular Solutions.

We reviewed compensation data for executives at the peer companies with positions comparable to those held by our executive officers. This data consisted of salary, bonus, and equity award information as well as total direct compensation paid by each of the peer companies as reflected in their proxy statements.

Although the Compensation Committee reviewed peer compensation data to help inform its decision-making process, this data is only one point of information taken into account by the Compensation Committee in making compensation decisions that we feel will best help us achieve our corporate objectives.

Elements of Compensation

The success of a medical technology company is significantly influenced by the quality of its work force. With this in mind, we strive to provide what we believe is a competitive total compensation package to our executive officers through a combination of three different elements of compensation.

First, we set base salaries at a level designed to attract and retain executives based on experience and an internal determination as to how critical the position is to our success and financial performance. Second, we award performance bonuses for achieving pre-determined corporate and individual objectives and to support an environment in which executives are accountable for performance. Finally, we provide equity incentives to encourage sustained long-term performance and create a culture of ownership and entrepreneurship.

In addition to these three elements of compensation, we provide other benefits, such as health and life insurance, to our employees, including our executive officers, to promote their safety and security.  The following discussion further describes the mix of compensation elements we pay to our executive officers.

Base Salary

We pay salaries to our executive officers to provide a base-level of compensation to them in consideration of the services they perform for us. We recognize that our financial success and the achievement of our long-term objectives is largely dependent upon the experience, skills and efforts of our executive management and that the executive compensation we pay must be competitive with the compensation paid by other similarly-situated companies in order to recruit and retain our executive management team.

The base salaries of our executive officers are primarily established based on the scope of their responsibilities, taking into account competitive market compensation paid by other small-cap, medical device public companies for similar positions and adjusted as necessary to recruit or retain specific individuals. Other factors affecting executive base salary are the executive’s level of experience and an evaluation of the individual's contribution to our success.

The amount of salary paid during fiscal 2011 to each of our named executive officers is shown in the Summary Compensation Table below. The Compensation Committee set the annual base salaries for other named executives after reviewing the individual's level of responsibility, experience, and performance.

Performance Bonus

A competitive environment characterized by significant changes in the evolution of our core endoscopic technologies led the Compensation Committee in recent years to conclude that a bonus program with predetermined performance objectives would be unduly rigid. Instead, the Compensation Committee operated on the basis of offering discretionary bonuses to achieve the goals outlined above for our compensation program.

The Compensation Committee adopted a Performance Incentive Plan (the “Performance Plan”) which provides for the payment of bonuses to the Company’s executive officers and other senior managers based on the attainment of specified Company performance and individual executive objectives.

Any payments which may be due under the Performance Plan on account of fiscal 2012 performance will be paid in shares of restricted stock awarded under our current 2007 Stock Incentive Plan and will vest over four years. Thus, the Performance Plan is designed both to motivate executives  to maximize the Company’s performance in the year in which they are granted restricted shares and to provide long-term retention incentive for the vesting period with respect to those shares that become eligible to vest based on the Company’s performance.

Our goal in creating the Performance Plan is to more closely align executive compensation with the achievement of key corporate objectives, thereby motivating participants to perform to the best of their ability in making the Company successful and thereby increase shareholder value. The program is designed to focus management’s attention on key Company priorities and goals and to attract, retain and reward results-oriented executives.

Each participant has a target incentive opportunity equal to a percentage of their respective annual base salary. On an annual basis, the Compensation Committee determines the target incentive opportunity to be applied. The target incentive opportunity is the amount that will be paid if the Company meets all of its performance objectives. The actual payout to participants may lower or equal to the target incentive opportunity.

Each year, with guidance from the Board of Directors, the Compensation Committee will determine the performance measures that support the Company’s business plan for the coming year and the appropriate weighting for each performance measure. Revenue growth (“Revenue”) and Earnings (Loss) before Interest and Taxes (“EBIT”) will be used as performance measures each year. The Compensation Committee may establish additional performance measures in future years.

A “minimum,” “target” and “maximum” performance level for each of the annual performance measures will be set each year. Performance below the minimum will result in no payment for that performance measure. Performance exceeding expectations will result in additional payouts up to the allowed maximum. At the target performance level, participants will receive 100% of their target incentive opportunity.

In March 2011, the Compensation Committee set the following performance measures under the Performance Plan for fiscal 2012:  (1) Company Revenue and EBIT performance and (2) individual executive performance milestones, with each performance measure accounting for 75% and 25%, respectively, of the target incentive opportunity. The target incentive opportunity for fiscal 2012 for the Interim CEO is 75% of his annual base salary; for certain other executive officers it is 45% of the executive officer’s annual base salary; and for certain director level management employees it is 15% of the manager’s base salary.

Upon achieving 80% of our target Revenue budget and meeting a specified EBIT level, management will receive 60% of their bonuses, and upon achieving 100% of our target Revenue budget (and meeting a specified EBIT level), management will receive 75% of their bonuses. Irrespective of achieving our Revenue and EBIT targets, individuals will receive 25% of their eligible bonus if their individual performance goals are met.

These levels at which the Compensation Committee set the performance measures for fiscal 2012 are intended to be challenging in order to encourage our executive management to aggressively pursue the Company’s financial goals. However, these performance measures were also intended to be attainable, with the Compensation Committee’s expectation that the participants will achieve at least 80% of the target if they successfully execute the strategies and tactics developed under the Company’s strategic plan and meet their individual performance goals. The performance measures for the restricted stock awards granted during fiscal 2011 were not met and therefore, the restricted stock awards were forfeited for everyone.

Payouts to participants in the Performance Plan are subject to the Company’s ability to provide appropriate reserves to fund any payment. The Compensation Committee has discretion to increase or decrease payout amounts under the Performance Plan, to utilize cash or shares of restricted stock to fund payments under the Performance Plan and to amend or revise the performance targets and to establish new targets.

The Compensation Committee believes a senior management team that is providing strong performance should be able to satisfy the performance measures under the Performance Plan in most, but not all, fiscal years.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation consists of stock options that we provide to our executive officers through our 2000 and 2007 Stock Incentive Plans.

We use equity compensation so that our executives and other eligible employees will be motivated as stakeholders to contribute to our long-term success and to reward them only when our stockholders' gain value. We believe that providing a significant amount of "at risk" equity compensation to our executives is important because it aligns the interests of our executive officers with those of our stockholders and provides executive officers an opportunity to participate in our growth.

The Compensation Committee generally views long-term equity incentive compensation as incentive for future performance and not compensation for past accomplishments.  We have set target levels of equity ownership to guide its equity awards to executive officers based its review of executive equity ownership at comparable companies.

Stock option awards also provide a means of recruiting key executives and enhancing the retention of executives inasmuch as they are typically subject to vesting over an extended period of time.

Stock options granted under the 2000 and 2007 Stock Incentive Plans have an exercise price equal to the fair market value on the date of grant and have a term of 10 years.

The Compensation Committee grants stock options on a periodic basis to our executive officers and other eligible employees. The Compensation Committee determines grant levels to executives after considering the level of responsibility, experience and expected contributions of each executive, as well as peer group data.

The value of the options awarded to our Named Executive Officers that is used in our financial statements is contained in the Summary Compensation table below. The number and grant date fair value of all stock options granted to each of our Named Executive Officers can be found in the Grants of Plan-Based Awards Table below.

The Compensation Committee annually considers granting stock options to executive officers as part of the executive performance review process.

We measure fair market value as the closing price of our common stock on The NASDAQ Stock Market on the date of grant. Our stock options vesting periods range from immediate to six years with vesting tied to continued employment. Each grant allows the officer to acquire shares of our common stock at a fixed price per share. The option grant will provide a return only if our common stock appreciates over the option term.

Our executive officers assist the Board in setting option grant dates only to the extent they assist the Board with scheduling these meetings. These meetings are scheduled independently of the release of material information about the Company. The Company does not backdate options or grant options retroactively.

Newly-hired executive officers and employees may receive an option grant that begins to vest as of the date they commence employment. We grant these stock options as a recruitment incentive and so that newly recruited officers and employees are motivated as owners on their first day of employment. This results in a situation in which the effective date of the grant and the exercise price are established on a date following the date the Compensation Committee approved the grant.

The size of initial stock option grants to newly hired executive officers is based in part on competitive conditions applicable to the individual’s position taking into account the level of responsibility, experience and expected contributions of each executive. For employees below the vice president level, the size of the initial stock option grant is also based on ranges established for each position. These ranges are recommended by management, based in part on survey.

Other Elements of Compensation

Executive officers also participate in various medical, dental, life, and disability benefit programs that are generally made available to all employees. We do not provide perquisites to our Executive officers other than those available to employees generally.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the fiscal years ending March 31, 2011 and 2010 earned or paid to our named executive officers (the “Named Executive Officer”).

	Fiscal			Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Compensation (2)		Total
Warren Bielke (3)	2011	$255,000	$-	$356,220	$-		$611,220
Interim Chief Executive Officer	2010	$88,269	$-	$191,330	$69,131	(4)	$348,730

Katherine Wolf	2011	$255,000	$-	$-	$-		$255,000
Chief Financial Officer &	2010	$255,000	$-	$11,565	$-		$266,565
Executive Vice President, Corporate Development

Mark Landman	2011	$156,000	$-	$2,916	$-		$158,916
Vice President, Disposables Operations	2010	$156,000	$-	$62,377	$-		$218,377

Jitendra Patel	2011	$134,774	$-	$31,433	$4,500	(5)	$170,707
Vice President, Industrial Division	2010	$134,774	$-	$49,282	$4,500	(5)	$188,556

Ron Hadani (6)	2011	$-	$-	$-	$290,769	(7)	$290,769
Fomer President and Chief Executive Officer	2010	$205,961	$-	$14,271	$109,038	(7)	$329,270
(1)

Based on the grant date fair value of the option awards granted in accordance with FASB ASC 718, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 9. Stock-Based Awards to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

(2)	The performance measures for the restricted stock awards granted during fiscal 2011 were not met and therefore, the restricted stock awards were forfeited.
(3)	Mr. Bielke was appointed to this position effective November 9, 2009.
(4)	Consists of consulting fees related to selling and marketing services Mr. Bielke provided to us prior to his appointment as Interim CEO from April 2009 to November 2009.
(5)	Consists of automobile allowance.
(6)	Mr. Hadani resigned as a member of our Board and as President and CEO effective November 9, 2009.
(7)	Consists of severance pay pursuant to the terms of the separation agreement.

 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning unexercised options that have been granted to each Named Executive Officer and that are outstanding as of March 31, 2011:

	Stock Options					Stock Awards
	Number of Securities	Number of Securities				Number of	Market Value
	Underlying	Underlying		Option	Option	Shares That	of Shares
	Vested Options	Unvested Options		Exercise	Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested	Vested
Warren Bielke	4,000	-	(1)	$1.92	9/1/2015
	4,000	-	(1)	1.49	8/3/2016
	4,000	-	(1)	1.41	8/21/2017
	10,000	-	(1)	4.09	8/28/2018
	10,000	-	(1)	1.36	9/3/2019
	100,000	-		1.20	11/9/2019
	100,000	-		1.25	1/4/2020
	100,000	-		0.96	4/1/2020
	100,000	-		0.99	7/1/2020
	100,000	-		1.23	10/1/2020
	100,000	-		1.42	1/3/2021

Katherine Wolf	300,000	300,000	(2)	3.62	9/16/2018
	-	200,000	(3)	3.62	9/16/2018
	12,458	-		1.28	4/1/2019

Mark Landman	28,750	-		0.79	8/15/2012
	30,000	-		0.89	12/17/2012
	7,500	-		1.04	6/6/2013
	7,500	-		1.09	6/6/2013
	20,000	-		2.05	7/25/2015
	15,000	-		1.75	3/31/2016
	8,437	2,813	(2)	1.10	4/4/2017
	12,500	12,500	(2)	4.88	5/29/2018
	7,634	-		1.28	4/1/2019
	25,000	50,000	(2)	0.98	8/18/2019
	2,500	-		1.57	2/1/2021

Jitendra Patel	10,000	-		2.05	7/25/2015
	10,000	-		1.75	3/31/2016
	7,500	2,500	(2)	1.27	8/8/2017
	37,500	37,500	(2)	4.88	5/29/2018
	6,573	-		1.28	4/1/2019
	10,000	30,000	(2)	1.42	10/15/2019
	-	42,500	(2)	0.97	4/5/2020

Ron Hadani (4)	400,000	-		1.05	11/9/2012
	480,000	-		1.04	11/9/2012
	720,000	-		1.09	11/9/2012
	400,000	-		1.44	11/9/2012
	8,967	-		1.28	11/9/2012
	3,199,819	677,813

(1)	Granted to Mr. Bielke in the capacity as a member of our Board.
(2)	Vests ratably over four 4 years.
(3)	Vests upon achieving certain milestones.
(4)
Mr. Hadani resigned as a member of our Board and as President and CEO effective November 9, 2009. Pursuant to the terms of the separation agreement, his time to exercise his vested stock options was extended to November 9, 2012.

Compensation Risk Assessment

The Compensation Committee has conducted a risk assessment of our employee compensation programs, including our executive compensation programs, and has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

AGREEMENTS AND OTHER RELATED PARTY TRANSACTIONS

Potential Payments Upon Termination or Change in Control

Ms. Wolf is entitled to receive certain severance payments upon termination of employment without cause as more fully described under “Agreements with Directors and Named Executive Officers.” Ms. Wolf is entitled to severance payments in an amount equal to three months of salary for each year of service, up to a maximum of twelve months of salary. In September 2011, Ms. Wolf will be entitled to nine months of salary as severance. Any such payments would be paid pursuant to our normal payroll practices.   Grants of restricted stock awarded under our performance plan that remain subject to vesting will become unrestricted upon a change of control.

Agreements with Directors and Named Executive Officers

On November 9, 2009, the Board appointed Mr. Warren Bielke, age 63, a current member of the Board to serve, effective immediately, as Interim CEO, until the earlier of his resignation or such time as a Chief Executive Officer is selected by the Board. Mr. Bielke will continue to serve as a member on the Board. In connection with Mr. Bielke’s position as Interim CEO, we entered into an Employment Agreement, effective November 9, 2009, with Mr. Bielke, pursuant to which he will be entitled to receive a base salary of $255,000 per year, a performance-based incentive compensation amount as determined by the Compensation Committee of the Board, and certain other benefits. Upon entering into the Employment Agreement and with respect to each three-month period of employment, Mr. Bielke will be granted an immediately vested option to purchase 100,000 shares of our common stock in accordance with our 2007 Stock Incentive Plan.

On September 16, 2008 we entered into a letter agreement with Ms. Wolf, pursuant to which Ms. Wolf was named Chief Financial Officer & Executive Vice President, Corporate Development. Under the letter agreement, Ms. Wolf’s annual base salary is set at $255,000, subject to annual review. In addition, the letter agreement provides that Ms. Wolf will receive up to three months’ severance upon termination of employment without cause for each year of service, up to a maximum of twelve months’ severance. Ms. Wolf is eligible to receive these payments after the first, second, third, and fourth anniversaries of her employment start date.

Mr. Pell, one of our founders and the chairman of our Board, is an employee of Vision-Sciences and received a salary of $28,275 in fiscal 2011.

For fiscal 2011, our Board did not award any bonuses to any member of our management, our employees or senior management or executives, and the restricted stock awards granted in fiscal 2011 as part of the Performance Plan were forfeited as the performance measures were not met.

Certain Relationships and Related Transactions

SpineView Development and Supply Agreement

On June 19, 2008, we entered into a Development and Supply Agreement with SpineView, Inc. (the “SpineView Agreement”), pursuant to which we were to develop and supply a CCD-based video endoscope to SpineView for use with SpineView’s products. In September 2010, we received a prepayment of $1.4 million from SpineView for the initial, firm stocking order of 50 SpineView spinoscope systems. The prepayment was recorded as an advance from customer in our consolidated balance sheet. In fiscal 2011, we recognized $0.1 million in revenue for delivery of SpineView spinoscope systems. We will continue to apply the amounts due from SpineView for purchases of scopes and recognize the associated revenue until the remaining $1.3 million advance is exhausted. SpineView will thereafter continue to pay us for products supplied. We began selling our spinoscope and digital processing unit, a component of our videoscope product line, to SpineView in fiscal 2011.

In fiscal 2010, pursuant to the terms of the SpineView Agreement, we recorded $0.2 million in connection with the milestone achievement for delivery of the first working prototype of the SpineView spinoscope. The milestone revenue related to non-recurring engineering costs for the development of the spinoscope prototype. We received payment of such amount in fiscal 2010.

Mr. Pell, our Chairman, is the Chairman of the SpineView board and an investor in SpineView. Messrs. Katsumi Oneda and John J. Rydzewski, members of our Board, are also investors in SpineView. Our policy with respect to transactions in which any of our directors or officers may have an interest, requires that such transaction (i) be on terms no less favorable to us than could be obtained from unaffiliated third parties and (ii) be approved by a majority of the uninterested, outside members of the Board. All transactions with SpineView have been made in accordance with Company policy.

Revolving Loan Agreement

On November 9, 2009, we entered into a three-year $5.0 million revolving loan agreement (the “Loan”) with our Chairman, Lewis C. Pell (the “Lender”). Any amounts drawn against the Loan (an “Advance”) accrue interest at a per annum rate of 7.5%. The Lender received an availability fee equal to an annual rate of 0.5% on the unused portion of the Loan calculated based on the difference between the average annual principal amount of the outstanding Advances under the Loan and the maximum advance of $5.0 million. The availability of advances under the Loan is subject to customary conditions. As of March 31, 2011, we had fully drawn down the Loan. Subject to the terms of the Loan, we will be required to prepay all amounts outstanding under the Loan upon a change of control of the Company. We were required to prepay part or all of the amounts outstanding if we secured other financing or consummate a sale or license of assets, in each case resulting in net proceeds to us of $5.0 million or greater. In connection with our recent private placement, we received a waiver from the Lender such that we will not be required to repay all or any portion of the Advances with the proceeds from this financing.

In connection with the Loan, the Lender received a five-year warrant (the “Initial Warrant Shares”) to purchase up to 272,727 shares of our common stock at an exercise price of $1.375 per share (representing 7.5% warrant coverage, or approximately 0.7% of our outstanding common stock at the time of the Loan), which immediately vested upon issuance. In addition, we issued a second five-year warrant (the “Additional Warrant Shares”) to purchase up to an additional 378,788 shares of our common stock at an exercise price of $1.65 per share (representing up to an additional 12.5% warrant coverage, or approximately 1.0% of our then outstanding common stock) which vested at the time that each Advance was made in an amount equal to (i) the product of the amount of the Additional Warrant Shares multiplied by (ii) a ratio, (A) the numerator of which is the amount of the new Advance and (B) the denominator of which is $5.0 million. A portion of the Additional Warrant Shares vested on the date of the $2.5 million Advance on March 29, 2010, the $2.0 million Advance on June 29, 2010, and the $0.5 million Advance on December 16, 2010. All warrants are fully vested at March 31, 2011. The $5.0 million revolving loan expires in November 2012, at which time we must repay all borrowings under the Loan.

We estimated the fair value of the Initial and Additional Warrant Shares on the date of vesting using a Black-Scholes valuation model that used the weighted average assumptions for the risk free interest rate, expected life (in years), and expected volatility. The following table summarizes Advances taken on the Loan and warrant issuances:

		Number of	Fair Value of
	Amount of	Warrant Shares	Warrant Shares
Month	Advance	Vested	on Date Vested
December 2010	$0.5 million	37,879	$30 thousand
June 2010	$2.0 million	151,515	$87 thousand
March 2010	$2.5 million	189,394	$106 thousand
November 2009	n/a	272,727	$221 thousand

The Governance and Nominating Committee reviewed the terms of the Loan at three meetings held in October 2009, and recommended approval to the full Board. At a Board meeting held on November 9, 2009 the Board reviewed the terms of the final draft of the Loan Agreement, outside of the presence of Mr. Pell. The remaining (uninterested) members of our Board determined that the Loan was fair, properly negotiated, and would be at least as favorable to us as could have been obtained from unaffiliated third parties, and accordingly, after discussion, it was approved.

           OTHER MATTERS RELATED TO THIS PROXY STATEMENT

Solicitation of Proxies

This solicitation of proxies is made on our behalf and we will bear all costs of solicitation. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their out-of-pocket expenses in this connection.

Householding and Electronic Availability of Proxy Materials

We are permitted pursuant to Securities and Exchange Commission rules to deliver a Notice only that proxy materials are available over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our fiscal 2011 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies.  Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to our stockholders (or to each household which has elected a single notice of meeting), which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive Proxy materials by mail or email will remain in effect until you revoke it.

Stockholder Proposals

We must receive proposals of stockholders intended to be presented at our 2012 Annual Meeting of Stockholders at our principal office in Orangeburg, New York not later than March 31, 2012.

If a stockholder wishes to present a proposal at the 2012 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must give written notice to us at our principal office in Orangeburg, New York not later than June 14, 2012.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Our Annual Report on Form 10-K for fiscal 2011, is incorporated herein by reference. Based upon Securities and Exchange Commission regulations, the report of the Audit Committee is not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission, other than our Annual Report on Form 10-K. This proxy statement is part of the proxy materials for the 2011 Annual Meeting of Stockholders. We will provide you, upon request and without charge, a copy of all information incorporated by reference in this proxy statement by first class mail or other equally prompt means within one business day of such request. Requests should be made to Vision-Sciences, Inc., 40 Ramland Road South, Orangeburg, New York 10962, Attention: Corporate Secretary, or by calling (848) 365-0600. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

By Order of the Board of Directors,

/s/ Lewis C. Pell
Lewis C. Pell, Chairman
July 26, 2011

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following as Class II Directors:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Katsumi Oneda 02 Bruce Polsky

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 To ratify the selection of EisnerAmper LLP as the independent registered public accountants of Vision-Sciences, Inc.	☐	☐	☐

Please sign exactly as your name(s) appear(s) above. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

VISION-SCIENCES, INC.
Annual Meeting of Shareholders
September 8, 2011 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoint(s) Lewis C. Pell and Warren Bielke, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Vision-Sciences, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders of Vision-Sciences, Inc., to be held at its offices at 40 Ramland Road South, Orangeburg, New York 10962, on September 8, 2011 at 10:00 a.m., local time, and at any adjournment thereof and in their discretion upon any other business that may properly come before such meeting (and any adjournment thereof).

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). IF THIS PROXY IS SIGNED, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE SUCH MEETING (AND ANY ADJOURNMENT THEREOF). Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

Continued and to be signed on reverse side

0000112046_2 R1.0.0.11699